As filed with the Securities and Exchange Commission on April 2, 2012

Registration No. 333-145930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

NO. 333-145930

UNDER

THE SECURITIES ACT OF 1933

Aon plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1030901
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

8 Devonshire Square,
London, England	EC2M 4PL
(Address of Principal Executive	(Zip Code)
Offices)

Employment Agreement between Aon Corporation and Gregory C. Case

(Full title of the plan)

Peter Lieb

Executive Vice President and General Counsel

8 Devonshire Square

London EC2M 4PL

England

(Name and address of agent for service)

+44 20 7623 5500

(Telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

The Registrant has prepared this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-145930) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Aon plc, a public limited company formed under English law (“Aon UK” or the “Company”), as the successor issuer to Aon Corporation, a Delaware corporation (“Aon Delaware” or “Aon Corporation”), following a merger transaction pursuant to an agreement and plan of merger and reorganization (the “Merger Agreement”) whereby Aon UK became Aon Delaware’s ultimate parent company and our place of incorporation was changed from Delaware to the United Kingdom.  Pursuant to the Merger Agreement, each issued and outstanding share of the common stock of Aon Delaware, par value $1.00 per share, was converted into the right to receive one Class A Ordinary Share of Aon UK, nominal value $0.01 per share (the “Class A Ordinary Shares”). The Class A Ordinary Shares were registered under the Securities Act pursuant to a registration statement on Form S-4 (File No. 333-178991), as amended, filed by Aon Global Limited, which was declared effective by the Securities and Exchange Commission (the “Commission”) on February 6, 2012.  On March 30, 2012, Aon Global Limited re-registered as Aon UK, a public limited company under English law.

As a result of the transactions contemplated by the Merger Agreement, Class A Ordinary Shares will henceforth be issuable under the Employment Agreement between Aon Corporation and Gregory C. Case, dated April 4, 2005 (the “Case Employment Agreement”) in lieu of shares of common stock of Aon Delaware.  As successor to Aon Delaware, Aon UK expressly adopts this Registration Statement relating to the Plan as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statement may include newly issued securities.

Aon UK is filing this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register (i) sales of up to 325,000 Class A Ordinary Shares pursuant to the exercise of an option issued pursuant to the Case Employment Agreement referred to above and (ii) the resale of up to 125,000 Class A Ordinary Shares that were issued pursuant to the inducement restricted stock unit award previously granted to Gregory C. Case (the “Selling Stockholder”) upon his employment with the Company pursuant to the Case Employment Agreement and (iii) such indeterminate number of other Class A Ordinary Shares as may be issued in relation to such shares in transactions referred to in Rule 416 under the Securities Act.  Accordingly, this Registration Statement also includes a reoffer prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of the 125,000 Class A Ordinary Shares that have been issued pursuant to such restricted stock unit award and that are held by the Selling Stockholder.

REOFFER PROSPECTUS

AON PLC

125,000 Class A Ordinary Shares

This prospectus is being used in connection with the offering from time to time by Gregory C. Case (the “Selling Stockholder”), or by his pledgees, donees, transferees or other successors in interest, of shares of the Class A Ordinary Shares of Aon plc, nominal value $0.01 per share (the “Class A Ordinary Shares”), which were acquired upon vesting of an inducement restricted stock unit award.  This award was made pursuant to the terms of the Selling Stockholder’s Employment Agreement between Aon Corporation and Gregory C. Case, dated April 4, 2005 (the “Case Employment Agreement”).  We will not receive any of the proceeds from any such offering.

The prices at which the Selling Stockholder may sell the shares will be determined by the prevailing market price for the shares at the time of sale or through negotiated transactions with third parties.

The registration statement of which this prospectus is a part permits the Selling Stockholder to sell the shares from time to time in the public market.

The Selling Stockholder may sell Class A Ordinary Shares through ordinary broker transactions, directly to market makers of our shares, directly to third parties, through underwriters in public offerings, or through other means described in the section entitled “Plan of Distribution” beginning on page 28.

Our Class A Ordinary Shares are, and prior to the date of this prospectus, the common stock of Aon Corporation was, traded on the New York Stock Exchange under the symbol “AON”.  The last reported sale price for the common stock of Aon Corporation on March 30, 2012 was $49.06 per share.

Investing in our Class A Ordinary Shares involves risks. See the section entitled “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2012.

It is important for you to read and consider all information contained in this prospectus in making your investment decision.  You should also read and consider the information in “Where You Can Find More Information” below for information on our company and our financial statements.

You should rely only on the information contained or incorporated by reference in this prospectus.  No one has been authorized to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.  We are not making an offer of these securities in any state where the offer is not permitted.

SUMMARY

Our Company

Aon plc’s strategy is to be the preeminent professional service firm in the world, focused on the topics of risk and people.  Aon plc (which may be referred to as “Aon UK,” “Aon,” “the Company,” “we,” “us,” or “our”) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human resource consulting and outsourcing, delivering distinctive client value via innovative and effective risk management and workforce productivity solutions. The predecessor to Aon UK, Aon Corporation (“Aon Corporation” or “Aon Delaware”), was incorporated in 1979 under the laws of Delaware.  Aon UK is the parent corporation of both long-established and acquired companies. We have approximately 62,000 employees and conduct our operations through various subsidiaries in more than 120 countries and sovereignties.

We serve clients through the following operating segments:

•              Risk Solutions acts as an advisor and insurance and reinsurance broker, helping clients manage their risks via consultation, as well as negotiation and placement of insurance risk with insurance carriers through our global distribution network.

•              HR Solutions partners with organizations to solve their most complex benefits, talent and related financial challenges, and improve business performance by designing, implementing, communicating and administering a wide range of human capital, retirement, investment management, health care, compensation and talent management strategies.

Our clients are globally diversified and include all segments of the economy (individuals through personal lines, mid-market companies and large globally companies) and every industry in the economy in over 120 countries globally. This diversification of customer base provides stability in different economic scenarios that may affect specific industries, customer segments or geographies.

Information Concerning Forward-Looking Statements

This report contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•                  negative publicity resulting from the completed merger between Aon Delaware and Market Mergco Inc. on April 2, 2012 in connection with our redomestication to the United Kingdom (the “merger”) having an adverse effect on our business;

•                  an inability to realize expected benefits from the merger or the occurrence of difficulties in connection with the merger, or a delay in the realization of such benefits, including as a result of possible turnover among our U.S. colleagues or loss of U.S. clients;

•                  costs related to the merger, which could be greater than expected;

•                  general economic conditions in different countries in which Aon does business around the world;

•                  changes in the competitive environment;

•                  changes in global equity and fixed income markets that could influence the return on invested assets;

•                  changes in the funding status of our various defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•                  rating agency actions that could affect our ability to borrow funds;

•                  fluctuations in exchange and interest rates that could impact revenue and expense;

•                  the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions;

•                  the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries;

•                  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from errors and omission claims against us;

•                  failure to retain and attract qualified personnel;

•                  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our business and the possibility of conflicting regulatory requirements across jurisdictions in which we do business;

•                  the extent to which we retain existing clients and attract new businesses and our ability to incentivize and retain key employees;

•                  the extent to which we manage certain risks created in connection with the various services, including fiduciary and advisory services, among others, that we currently provide, or will provide in the future, to clients;

•                  changes in circumstances beyond our control, including changes in foreign or domestic laws, regulatory actions, orders or rulings by foreign or domestic governmental entities and the possibility that the Class A Ordinary Shares of Aon UK will not be eligible for continued acceptance by the Depository Trust Company may reduce or eliminate the benefits we expect to achieve from our redomestication;

•                  the possibility that the expected efficiencies and cost savings from the acquisition of Hewitt Associates, Inc. will not be realized, or will not be realized within the expected time period;

•                  the risk that the Hewitt businesses will not be integrated successfully;

•                  our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;

•                  changes in commercial property and casualty markets and commercial premium rates that could impact revenues;

•                  the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data;

•                  any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; and

•                  changes in costs or assumptions associated with our HR Solutions’ outsourcing and consulting arrangements that affect the profitability of these arrangements.

Any or all of our forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, readers should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement that we may make from time to time, whether as a result of new information, future events or otherwise. Further information about factors that could materially affect Aon, including Aon’s results of operations and financial condition, is contained in the “Risk Factors” section in Part I, Item 1A of Aon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the “SEC” or “Commission”).  Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov or at our web site at http://www.aon.com.  You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Our SEC filings are available at the office of the New York Stock Exchange.  For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold hereunder.  This prospectus has been filed as part of the registration statement.  This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.  The registration statement is available for inspection and copying as set forth above.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  Upon written or oral request to the Company at the following address and telephone number, copies will be provided at no cost to the requester:

Aon plc
8 Devonshire Square, London, England
EC2M 4PL

Attention: Office of the Secretary
Telephone: +44 20 7623 5500

THE OFFERING

This prospectus relates to certain Class A Ordinary Shares acquired upon the vesting of an inducement restricted stock unit award to the Selling Stockholder without payment therefor. This prospectus may also be used by the Selling Stockholder’s donees, pledgees, transferees or other successors in interest.

RISK FACTORS

Risks relating to the Company generally

Competitive Risks

An overall decline in economic activity could have a material adverse effect on the financial condition and results of operations of each of our business lines.

The demand for property and casualty insurance generally rises as the overall level of economic activity increases and generally falls as such activity decreases, affecting both the commissions and fees generated by our Risk Solutions business. The economic activity that impacts property and casualty insurance is described as exposure units, and is most closely correlated with employment levels, corporate revenue and asset values. A growing number of insolvencies associated with an economic downturn, especially insolvencies in the insurance industry, could adversely affect our brokerage business through the loss of clients, by hampering our ability to place insurance and reinsurance business or by exposing us to error and omissions claims (“E&O claims”).

The results of our HR Solutions businesses are generally affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets these clients serve. Economic downturns in some markets may cause reductions in technology and discretionary spending by our clients, which may result in reductions in the growth of new business as well as reductions in existing business. If our clients become financially less stable, enter bankruptcy or liquidate their operations, our revenues and/or collectability of receivables could be adversely affected. In addition, our revenues from many of our outsourcing contracts depend upon the number of our clients’ employees or the number of participants in our clients’ employee benefit plans and could be adversely affected by layoffs. We may also experience decreased demand for our services as a result of postponed or terminated outsourcing of human resources functions or reductions in the size of our clients’ workforce. Reduced demand for our services could increase price competition. Some portion of our services may be considered by our clients to be more discretionary in nature and thus, demand for these services may be impacted by reductions in economic activity.

We face significant competitive pressures in each of our businesses.

We believe that competition in our Risk Solutions segment is based on service, product features, price, commission structure, financial strength and name recognition. In particular, we compete with a large number of national, regional and local insurance companies and other financial services providers and brokers.

Our HR Solutions segment competes with a large number of independent firms and consulting organizations affiliated with accounting, information systems, technology and financial services firms around the world. Many of our competitors in this area are expanding the services they offer in an attempt to gain additional business. Additionally, some competitors have established, and are likely to continue to establish, cooperative relationships among themselves or with third parties to increase their ability to address client needs.

Competitors in each of our lines of business may have greater financial, technical and marketing resources, larger customer bases, greater name recognition, stronger international presence and more established relationships with their customers and suppliers than we have. In addition, new competitors, alliances among competitors or mergers of competitors could emerge and gain significant market share, and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Large and well-capitalized competitors may be able to respond to the need for technological changes faster, price their services more aggressively, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share more effectively than we do. In order to respond to increased competition and pricing pressure, we may have to lower our rates, which could have an adverse effect on our revenues and profit margin.

Financial Risks

Our pension obligations could adversely affect our shareholders’ equity, net income, cash flow and liquidity.

To the extent that the pension obligations associated with our major plans continue to exceed the fair value of the assets supporting those obligations, our financial position and results of operations may be adversely affected. In certain previous years, there have been declines in interest rates. As a result of lower interest rates and investment returns, the present value of plan liabilities increased faster than the value of plan assets, resulting in higher unfunded positions in several of our major pension plans.

We currently plan to contribute approximately $541 million to our major pension plans in 2012, although we may elect to contribute more. Total cash contributions to these pension plans in 2011 were $477 million, which was an increase of $189 million when compared to 2010.

The significance of our worldwide pension plans means that our pension expense is comparatively sensitive to various market factors. These factors include equity and bond market returns, the assumed interest rates we use to discount our pension liabilities, foreign exchange rates, rates of inflation, mortality assumptions, potential regulatory and legal changes and counterparty exposure from various investments and derivative contracts, including annuities. Variations in any of these factors could cause significant changes to our financial position and results of operations from year to year.

The periodic revision of pension assumptions can materially change the present value of expected future benefits, and therefore the funded status of the plans and resulting net periodic pension expense. Changes in our pension benefit obligations and the related net periodic pension expense or credits may occur in the future due to any variance of actual results from our assumptions. As a result, there can be no assurance that we will not experience future changes in the funded status of our plans, shareholders’ equity, net income, cash flow and liquidity or that we will not be required to make additional cash contributions in the future beyond those that have been estimated.

We have debt outstanding that could adversely affect our financial flexibility.

As of December 31, 2011, we had total consolidated debt outstanding of approximately $4.5 billion. The level of debt outstanding each period could adversely affect our financial flexibility. We also bear risk at the time debt matures.

We incurred $2.5 billion of debt to finance the cash portion of the consideration to acquire Hewitt and to refinance Hewitt debt obligations. We refinanced a portion of that debt in 2011. The financial and other covenants to which we have agreed in connection with the incurrence of such debt, and our increased indebtedness and higher debt-to-equity ratio in comparison to recent historical levels may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions, thereby placing us at a relative disadvantage compared to competitors that have less indebtedness and making us more vulnerable to general adverse economic and industry conditions. The increased indebtedness will also increase borrowing costs and the covenants pertaining thereto may also limit our ability to obtain additional financing to fund working capital, capital expenditures, additional acquisitions or general corporate requirements. We will also be required to dedicate a larger portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including working capital, dividends to shareholders, share repurchases, acquisitions, capital expenditures and general corporate purposes.

We have two primary committed revolving credit facilities outstanding, one for our U.S. operations, the other for our European operations. The commitments under the U.S. revolving facility total $400 million and terminate in March 2017. It is intended as a back-up against commercial paper or to address capital needs in times of extreme liquidity pressure. The commitments under the Euro facility total €650 million ($849 million based on exchange rates at December 31, 2011) and terminate in October 2015. It is intended to be used as a revolving working capital line, if necessary, for our European operations. At December 31, 2011, we had no borrowings under either of these credit facilities. Both facilities require certain representations and warranties to be made before drawing and both have similar financial covenants. At December 31, 2011, we could make all representations and warranties and were in compliance with all financial covenants.

Our ability to make interest and principal payments, to refinance our debt obligations and to fund planned capital expenditures will depend on our ability to generate cash from operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

A decline in the credit ratings of our senior debt and commercial paper may adversely affect our borrowing costs, access to capital, and financial flexibility.

A downgrade in the credit ratings of our senior debt and commercial paper could increase our borrowing costs, reduce or eliminate our access to capital, and reduce our financial flexibility. Our senior debt ratings at December 31, 2011 were BBB+ with a stable outlook (Standard & Poor’s and Fitch, Inc.) and Baa2 with a stable outlook (Moody’s Investor Services). Our commercial paper ratings were A-2 (S&P), F-2 (Fitch) and P-2 (Moody’s).

Changes in interest rates and deterioration of credit quality could reduce the value of our cash balances and investment portfolios and adversely affect our financial condition or results.

Operating funds available for corporate use and funds held on behalf of clients and insurers were $1.1 billion and $4.2 billion, respectively, at December 31, 2011. These funds are reported in Cash and cash equivalents, Short-term investments, and Fiduciary assets. We also carry an investment portfolio of other long-term investments. As of December 31, 2011, these long-term investments had a carrying value of $239 million. Changes in interest rates and counterparty credit quality, including default, could reduce the value of these funds and investments, thereby adversely affecting our financial condition or results. For example, changes in domestic and international interest rates directly affect our income from cash balances and short-term investments. Similarly, general economic conditions, stock market conditions, financial stability of the investees and other factors beyond our control affect the value of our long-term investments. We assess our portfolio for other-than-temporary impairments. For investments in which the fair value is less than the carrying value and the impairment is deemed to be other-than-temporary, we recognize a loss in the Consolidated Statement of Income.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

Because a significant portion of our business is conducted internationally, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time, and they could have a material adverse impact on our financial results and cash flows. Our four largest exposures are the British Pound, Euro, Australian Dollar and Canadian Dollar. Historically, more than half of our operating income has been non-U.S. Dollar denominated, therefore, a weaker U.S. Dollar versus the British Pound, Euro, Australian Dollar and Canadian Dollar, would produce more profitable results in our consolidated financial statements. We also face transactional exposure between the U.S. Dollar revenue and British Pound expense. In the U.K., part of our revenue is denominated in U.S. Dollars, although our operating expenses are denominated in British Pounds.  Therefore, a stronger U.S. Dollar versus the British Pound would produce more profitable results in our consolidated financial statements. Additionally, we have exposures to emerging market currencies, which can have significant currency volatility. An increase in the value of the U.S. Dollar relative to foreign currencies could increase the cost to our customers in foreign markets where we receive our revenue in U.S. Dollars, and a weakened U.S. Dollar could potentially affect demand for our services.

Although we use various derivative financial instruments to help protect against adverse foreign exchange rate fluctuations, we cannot eliminate such risks, and changes in exchange rates may adversely affect our results.

We may not realize all of the expected benefits from our restructuring plans.

We announced a global restructuring plan in connection with our acquisition of Benfield in 2008 (the “Aon Benfield Plan”). The restructuring plan intended to integrate and streamline operations and was closed in January 2012. The Aon Benfield Plan includes approximately 800 job eliminations, the closing or consolidation of several offices, asset impairments and other expenses necessary to implement these initiatives. As of December 31, 2011, approximately 785 jobs have been eliminated under this plan and $153 million of charges have been recognized in our Consolidated Statements of Income. We anticipate that our annualized savings from the Aon Benfield Plan will be approximately $144 million in 2012. We cannot assure that we will achieve the targeted savings.

In 2010, after completion of the acquisition of Hewitt, we announced a global restructuring plan (the “Aon Hewitt Plan”). The Aon Hewitt Plan, which will continue into 2013, is intended to streamline operations across the combined organization. The Aon Hewitt Plan is expected to result in cumulative costs of approximately $325 million through the end of the plan, all of which will be included in our Consolidated Statements of Income, primarily encompassing workforce reduction and real estate rationalization costs. The total estimated cost of $325 million consists of approximately $180 million in employee termination costs and approximately $145 million in real estate rationalization costs. An estimated 1,500 to 1,800 positions globally, predominantly non-client facing, are expected to be eliminated as part of the Aon Hewitt Plan. As of December 31, 2011, approximately 1,080 jobs have been eliminated under this plan and $157 million of charges have been recognized in our Consolidated Statements of Income.

We expect to achieve total annual savings of $355 million in 2013, including approximately $280 million of annual savings related to the Aon Hewitt Plan, and additional savings in areas such as information technology, procurement and public company costs. Actual total savings, costs and timing may vary materially from those estimated due to changes in the scope or assumptions underlying the restructuring plan. We therefore cannot assure that we will achieve the targeted savings.

The global nature of our business and the resolution of tax disputes could create volatility in our effective tax rate, could expose us to greater than anticipated tax liabilities and could cause us to adjust previously recognized tax assets and liabilities.

We are subject to income taxes in the U.K., the U.S. and many other jurisdictions. As a result, our effective tax rate from period to period can be affected by many factors, including changes in tax legislation, our global mix of earnings, the tax characteristics of our income, the transfer pricing of revenues and costs, acquisitions and dispositions, and the application of rules in both the U.K. and the U.S relating to the taxation of profits of foreign subsidiaries of Aon UK or Aon Delaware, including controlled foreign company rules, controlled foreign corporation rules, and similar rules relating to the taxation (or exemption from tax) of foreign dividends and the availability of credits for foreign income taxes. Significant judgment is required in determining our worldwide provision for income taxes. It is complex to comply with a wide variety of foreign laws and regulations administered by foreign governmental agencies, some of which may conflict with the U.K., U.S. or other foreign law. Our determination of our tax liability is always subject to review by applicable tax authorities. Favorable resolution of such matters would typically be recognized as a reduction in our effective tax rate in the year of resolution. Conversely, unfavorable resolution of any particular issue could increase the effective tax rate and may require the use of cash in the year of resolution. Such an adverse outcome could have a negative effect on our operating results and financial condition. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our Consolidated Financial Statements and may materially affect our financial results in the period or periods for which such determination is made. While historically we have not experienced significant adjustments to previously recognized tax assets and liabilities as a result of finalizing tax returns, there can be no assurance that significant adjustments will not arise.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our financial statements in accordance with U.S. GAAP, and as otherwise required by applicable law.  These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to restructuring, pensions, recoverability of assets including customer receivables, contingencies, share-based payments and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. Actual results could differ from these estimates, which could materially affect the Consolidated Statements of Income, Financial Position, Stockholders’ Equity and Cash Flows. Changes in accounting standards could also have an adverse impact on our future Consolidated Financial Statements.

We may be required to record goodwill or other long-lived asset impairment charges, which could result in a significant charge to earnings.

Under generally accepted accounting principles, we review our long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is assessed for impairment at least annually. Factors that may be considered in assessing whether goodwill or intangible assets may not be recoverable include a decline in our stock price or market capitalization, reduced estimates of future cash flows and slower growth rates in our industry. There can be no assurances that goodwill or other long-lived asset impairment charges will not be required in the future, which could materially impact our Consolidated Financial Statements.

We are a holding company and, therefore, may not be able to receive dividends in needed amounts from our subsidiaries.

Our principal assets are the shares of capital stock of our subsidiaries. We rely on dividends from these subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and for paying dividends to shareholders and corporate expenses. While our principal subsidiaries currently are not limited by material contractual restrictions on their abilities to pay cash dividends or to make other distributions with respect to their capital stock to us, certain of our subsidiaries are subject to regulatory requirements of the jurisdictions in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries can pay in dividends or advance to us. No assurance can be given that there will not be further regulatory actions restricting the ability of our subsidiaries to pay dividends.

Legal and Regulatory Risks

We are subject to a number of contingencies and legal proceedings which, if determined unfavorably to us, could adversely affect our financial results.

We are subject to numerous claims, tax assessments, lawsuits and proceedings that arise in the ordinary course of business, which frequently include E&O claims. The damages claimed in these matters are or may be substantial, including, in many instances, claims for punitive, treble or extraordinary damages. We have historically purchased, and continue to purchase insurance to cover E&O claims and other insurance to provide protection against certain losses that arise in such matters. However, we have exhausted or materially depleted our coverage under some of the policies that protect us for certain years and, consequently, are self-insured or materially self-insured for some historical claims. Accruals for these exposures, and related insurance receivables, when applicable, have been provided to the extent that losses are deemed probable and are reasonably estimable. These accruals and receivables are adjusted from time to time as developments warrant, and may also be adversely affected by disputes we may have with our insurers over coverage. Amounts related to settlement provisions are recorded in Other general expenses in the Consolidated Statements of Income.

The ultimate outcome of these claims, lawsuits and proceedings cannot be ascertained, and liabilities in indeterminate amounts may be imposed on us. It is possible that future Statements of Financial Position, results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

From time to time, our clients may bring claims and take legal action pertaining to the performance of fiduciary responsibilities. Whether client claims and legal action related to our performance of fiduciary responsibilities are founded or unfounded, if such claims and legal actions are resolved in a manner unfavorable to us, they may adversely affect our financial results and materially impair our market perception and that of our products and services.

In addition, we provide a variety of guarantees and indemnifications to our customers and others. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These amounts may bear no relationship to the expected future payments, if any, for these guarantees and indemnifications. Any anticipated amounts that are deemed to be probable and reasonably estimable are included in our Consolidated Financial Statements.

We are subject to E&O claims against us, some of which, if determined unfavorably to us, could have a material adverse effect on the results of operations of a business line or the Company as a whole.

We assist our clients with various matters, including placing of insurance coverage or employee benefit plans and handling related claims, consulting on various human resources matters, and outsourcing various human resources functions. E&O claims against us may allege our potential liability for all or part of the amounts in question. E&O claims could include, for example, the failure of our employees or sub agents, whether negligently or intentionally, to place coverage correctly or notify carriers of claims on behalf of clients or to provide insurance carriers with complete and accurate information relating to the risks being insured, the failure to give error-free advice in our human resources consulting business or the failure to correctly execute transactions in the human resources outsourcing business. It is not always possible to prevent and detect errors and omissions, and the precautions we take may not be effective in all cases. In addition, E&O claims may seek damages, including punitive damages, in amounts that could, if awarded, have a material adverse impact on the Company’s financial position, earnings, and cash flows. In addition to potential liability for monetary damages, such claims or outcomes could harm our reputation or divert management resources away from operating our business. In recent years, we have assumed increasing levels of self-insurance for potential E&O claim exposures. We use case level reviews by inside and outside counsel to establish loss reserves in accordance with applicable accounting standards. These reserves are reviewed quarterly and adjusted as developments warrant. Nevertheless, given the unpredictability of

E&O claims and of litigation, it is possible that an adverse outcome in a particular matter could have a material adverse effect on our results of operations or cash flows in a particular quarterly or annual period.

Our businesses are subject to extensive governmental regulation, which could reduce our profitability, limit our growth, or increase competition.

Our businesses are subject to extensive U.S. federal, state and foreign governmental regulation and supervision, which could reduce our profitability or limit our growth by increasing the costs of regulatory compliance, limiting or restricting the products or services we sell or the methods by which we sell our products and services, or subjecting our businesses to the possibility of regulatory actions or proceedings.

With respect to our Risk Solutions segment, this supervision generally includes the licensing of insurance brokers and agents and third party administrators and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our continuing ability to provide insurance brokering and third party administration in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions. Also, we can be affected indirectly by the governmental regulation and supervision of insurance companies. For instance, if we are providing or managing general underwriting services for an insurer, we may have to contend with regulations affecting our client. Further, regulation affecting the insurance companies with whom our brokers place business can affect how we conduct those operations.

Although the U.S. federal government does not directly regulate the insurance industry, U.S. federal legislation and administrative policies in several areas, including employee benefit plan regulation, Medicare, age, race, disability and sex discrimination, investment company regulation, financial services regulation, securities laws and federal taxation, and the Foreign Corrupt Practices Act (“FCPA”), do affect the insurance industry generally. For instance, several laws and regulations adopted by the U.S. federal government, including the Gramm Leach Bliley Act and the Health Insurance Portability and Accountability Act of 1996, have created additional administrative and compliance requirements for us.

The areas in which we provide outsourcing and consulting services are also the subject of government regulation, which is constantly evolving. Changes in government regulations in the United States affecting the value, use or delivery of benefits and human resources programs, including changes in regulations relating to health and welfare (such as medical) plans, defined contribution (such as 401(k)) plans, defined benefit (such as pension) plans or payroll delivery, may adversely affect the demand for, or profitability of, our services. Recently, we have seen regulatory initiatives result in companies either discontinuing their defined benefit programs or de-emphasizing the importance such programs play in the overall mix of their benefit programs with a trend toward increased use of defined contribution plans. If organizations discontinue or de-emphasize defined benefit plans more rapidly than we anticipate, the results of our business could be adversely affected.

In March 2010, the U.S. government enacted health care reform legislation that will impact how our clients offer health care to their employees. If we are unable to adapt our services to changes resulting from these laws and any subsequent regulations, our ability to grow our business or to provide effective services, particularly in the HR Solutions segment, could be negatively impacted. Furthermore, if our clients reduce the role or extent of employer-sponsored health care in response to the newly enacted legislation, our results of operations could be adversely impacted.

With respect to our international operations, we are subject to various regulations relating to, among other things, licensing, currency, policy language and terms, reserves and the amount of local investment. These various regulations also add to our cost of doing business through increased compliance expenses and increased training and employee expenses. In connection with our reorganization in the U.K. for example, we may incur increased costs from complying with additional local regulations and requirements such as those arising under the U.K. Companies Act. Furthermore, the loss of a license in a particular jurisdiction could restrict or eliminate our ability to conduct business in that jurisdiction.

In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, we may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in a given jurisdiction. No assurances can be given that our business can continue to be conducted in any given jurisdiction as it has been conducted in the past.

In addition, new regulatory or industry developments could create an increase in competition that could adversely affect us. These developments include:

•                                          the selling of insurance by insurance companies directly to insureds;

•                                          changes in our business compensation model as a result of regulatory actions or changes;

•                                          the establishment of programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative types of coverage;

•                                          changes in regulations relating to health and welfare plans, defined contribution plans or defined benefit plans; or

•                                          additional regulations promulgated by the FSA in the U.K., or other regulatory bodies in jurisdictions in which we operate.

Changes in the regulatory scheme, or even changes in how existing regulations are interpreted, could have an adverse impact on our results of operations by limiting revenue streams or increasing costs of compliance. Likewise, increased government involvement in the insurance or reinsurance markets could curtail or replace our opportunities and negatively affect our results of operations and financial condition.

Operational and commercial risks

Our success depends on our ability to retain and attract experienced and qualified personnel, including our senior management team and other professional personnel.

We depend, in material part, upon the members of our senior management team who possess extensive knowledge and a deep understanding of our business and our strategy. The unexpected loss of services of any of our senior executive officers could have a disruptive effect adversely impacting our ability to manage our business effectively and execute our business strategy. Competition for experienced professional personnel is intense, and we are constantly working to retain and attract these professionals. If we cannot successfully do so, our business, operating results and financial condition could be adversely affected.

Our significant global operations expose us to various international risks that could adversely affect our business.

A significant portion of our operations are conducted internationally, including the sourcing of operations from global locations that have lower cost structures. Accordingly, we are subject to legal, economic and market risks associated with operating in, and sourcing from, foreign countries, including:

•                                          the general economic and political conditions existing in those countries, including risks associated with a concentration of operations in certain geographic regions;

•                                          fluctuations in currency exchange rates;

•                                          imposition of limitations on conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

•                                          imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

•                                          difficulties in staffing and managing our foreign offices, including due to unexpected wage inflation or job turnover, and the increased travel, infrastructure and legal and compliance costs associated with multiple international locations;

•                                          hyperinflation in certain foreign countries;

•                                          imposition or increase of investment and other restrictions by foreign governments;

•                                          longer payment cycles;

•                                          greater difficulties in accounts receivable collection;

•                                          the requirement of complying with a wide variety of foreign laws;

•                                          insufficient demand for our services in foreign jurisdictions;

•                                          ability to execute effective and efficient cross-border sourcing of services on behalf of our clients;

•                                          restrictions on the import and export of technologies; and

•                                          trade barriers.

The occurrence of natural or man made disasters could adversely affect our financial condition and results of operations.

We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, fires, floods and tornadoes, and pandemic health events, as well as man-made disasters, including acts of terrorism and military actions. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas. They could also result in reduced underwriting capacity, making it more difficult for our Risk Solutions professionals to place business. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations.

A natural or man-made disaster also could disrupt the operations of our counterparties or result in increased prices for the products and services they provide to us. In addition, a disaster could adversely affect the value of the assets in our investment portfolio. Finally, a natural or man-made disaster could increase the incidence or severity of E&O claims against us.

Through our merger with Benfield, we acquired equity interests in Juniperus Insurance Opportunities Fund Limited (“Juniperus”) and Juniperus Capital Holdings Limited (“JCHL”). Juniperus invests its equity in a limited liability company that is expected to invest in excess of 70% of its assets in collateralized reinsurance transactions through collateralized swaps with a reinsurance company, and the remaining assets in instruments such as catastrophe bonds, industry loss warrants and insurer or reinsurer sidecar debt and equity arrangements. JCHL provides investment management and related services to Juniperus. If a disaster such as wind, earthquakes or other named catastrophe occurs, we could lose some or all of our equity investment in Juniperus of approximately $65 million. In January 2012, we entered into an agreement to redeem our equity interest in JCHL and we expect to redeem our investment in Juniperus in 2012.

Also in the Benfield acquisition, we acquired Benfield’s equity stake in certain Florida-domiciled homeowner insurance companies. We maintain ongoing agreements to provide modeling, actuarial, and consulting services to these insurance companies. These firms’ financial results could be adversely affected if assumptions used in establishing their underwriting reserves differ from actual experience.  Reserve estimates represent informed judgments based on currently available data, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. Many of these factors are not quantifiable in advance and both internal and external events, such as changes in claims handling procedures, inflation, judicial and legal developments and legislative changes, can cause estimates to vary. Additionally, a natural disaster occurring in Florida could increase the incidence or severity of E&O claims relating to these existing service agreements.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Should we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our office facilities, and the proper functioning of our computer, telecommunication and other related systems and operations. In such an event, our operational size, the multiple locations from which we operate, and our existing back-up systems would provide us with an important advantage. Nevertheless, we could still experience near-term operational challenges with regard to particular areas of our operations, such as key executive officers or personnel.

Our operations are dependent upon our ability to protect our technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. We could potentially lose client data or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario.

We regularly assess and take steps to improve upon our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.

We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could have a negative impact on our operations, sales and operating results.

We rely on the efficient and uninterrupted operation of complex information technology systems and networks, some of which are within the Company and some are outsourced. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including but not limited to computer viruses, security breach, energy blackouts, natural disasters, terrorism, war and telecommunication failures. There also may be system or network disruptions if new or upgraded business management systems are defective or are not installed properly. We have implemented various measures to manage our risks related to system and network disruptions, but a system failure or security breach could negatively impact our operations and financial results. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

Improper disclosure of personal data could result in legal liability or harm our reputation.

One of our significant responsibilities is to maintain the security and privacy of our employees’ and clients’ confidential and proprietary information and in the case of our HR Solutions clients, the personal data of their employees and retirement and other benefit plan participants. We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information. Nonetheless, we cannot entirely eliminate the risk of improper access to or disclosure of personally identifiable information. Such disclosure could harm our reputation and subject us to liability under our contracts and laws that protect personal data, resulting in increased costs or loss of revenue.

Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we provide services. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to our reputation in the marketplace.

Implementation of changes to the methods in which we internally process and monitor transactions and activities may encounter delays or other problems, which could adversely impact our accounting and financial reporting processes.

Our businesses require that we process and monitor, on a regular basis, a very large number of transactions and other activities, many of which are highly complex, across numerous markets in several different currencies using different systems. Initiatives underway that are designed to improve these functions will alter how we gather, organize and internally report these transactions and activities. To the extent these initiatives are not implemented properly or encounter problems or delays in their implementation, they may adversely impact our accounting and financial reporting processes, as well as our invoicing and collection efforts.

Our business performance and growth plans could be negatively affected if we are not able to effectively apply technology in driving value for our clients through technology-based solutions or gain internal efficiencies through the effective application of technology and related tools.

Our future success depends, in part, on our ability to develop and implement technology solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors or if our competitors develop more cost-effective technologies, it could have a material adverse effect on our ability to obtain and complete client engagements.

If our clients or third parties are not satisfied with our services, we may face additional cost, loss of profit opportunities and damage to our professional reputation or legal liability.

We depend, to a large extent, on our relationships with our clients and our reputation for high-quality brokering, risk management and HR solutions, so that we can understand our clients’ needs and deliver solutions and services that are tailored to their needs. If a client is not satisfied with our services, it may be more damaging to our business than to other businesses and could cause us to incur additional costs and impair profitability. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships. The nature of our work, especially our actuarial services in our HR Solutions business, involves assumptions and estimates concerning future events, the actual outcome of which we cannot know with certainty in advance. In addition, we could make computational, software programming or data management errors. Further, a client may claim it suffered losses due to reliance on our consulting advice. In addition to the risks of liability exposure and increased costs of defense and insurance premiums, claims arising from our professional services may produce publicity that could hurt our reputation and business and adversely affect our ability to secure new business.

Our business is exposed to risks associated with the handling of client funds.

Our Risk Solutions business collects premiums from insureds and, after deducting commissions, remits the premiums to the respective insurers. We also collect claims or refunds from insurers on behalf of insureds, which are remitted to the insureds. Similarly, part of our HR Solutions’ outsourcing business handles payroll processing for several of our clients. Consequently, at any given time, we may be holding and managing funds of our clients and, in the case of HR Solutions, their employees, while payroll is being processed. This function creates a risk of loss arising from, among other things, fraud by employees or third parties, execution of unauthorized transactions or errors relating to transaction processing. We are also potentially at risk in the event the financial institution in which we hold these funds suffers any kind of insolvency or liquidity event. The occurrence of any of these types of events in connection with this function could cause us financial loss and reputational harm.

In connection with the implementation of our corporate strategy, we face certain risks associated with the acquisition or disposition of businesses, and the entry into new lines of business.

In pursuing our corporate strategy, we may acquire other businesses, or dispose of or exit businesses we currently own. The success of this strategy is dependent upon our ability to identify appropriate acquisition and disposition targets, negotiate transactions on favorable terms and ultimately complete such transactions. If acquisitions are made, there can be no assurance that we will realize the anticipated benefits of such acquisitions, including, but not limited to, revenue growth, operational efficiencies or expected synergies. In addition, we may not be able to integrate acquisitions successfully into our existing business, and we could incur or assume unknown or unanticipated liabilities or contingencies, which may impact our results of operations. If we dispose of or otherwise exit certain businesses, there can be no assurance that we will not incur certain disposition related charges, or that we will be able to reduce overhead related to the divested assets.

From time to time, we may enter lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, including the investment of significant time and resources, the possibility that these efforts will be unprofitable, and the risk of additional liabilities associated with these efforts. Failure to successfully manage these risks in the development and implementation of new lines of business and new products and services could have a material adverse effect on our business, financial condition or results of operations. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences may also impact the successful implementation of a new line of business. In addition, we can provide no assurance that the entry into new lines of business or development of new products and services will be successful.

We may face additional risks from the growth and development of companies that we acquire or new lines of business.

We face additional risks associated with companies that we acquire or new lines of business into which we enter, particularly in instances where the markets are not fully developed. In addition, many of the businesses that we acquire and develop had significantly smaller scales of operations prior to the implementation of our growth strategy. If we are not able to manage the growing complexity of these businesses, including improving, refining or revising our systems and operational practices, and enlarging the scale and scope of the businesses, our business may be adversely affected. Other risks include developing knowledge of and experience in the new business, recruiting professionals and developing and capitalizing on new relationships with experienced market participants. Failure to manage these risks in the acquisition or development of new businesses successfully could materially and adversely affect our business, results of operations and financial condition.

The process of integrating an acquired company may create unforeseen operating difficulties and expenditures.

Companies that we acquire often run on a technology platform different from those used in our businesses. When integrating these businesses, we face additional risks. These risks include implementing or remediating controls, procedures, and policies at the acquired company, integration of the acquired company’s accounting, human resource, and other administrative systems, and coordination of product, engineering, and sales and marketing functions, transition of operations, users, and customers onto our existing platforms and the failure to successfully further develop the acquired technology. Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and harm our business generally.

Key employees of acquired businesses may receive substantial value in connection with a transaction in the form of change-in-control agreements, acceleration of stock options and the lifting of restrictions on other equity-based compensation rights. To retain such employees and integrate the acquired business, we may offer additional retention incentives, but it may still be difficult to retain certain key employees.

Risks relating primarily to our Risk Solutions segment

Results in our Risk Solutions segment may fluctuate due to many factors, including cyclical or permanent changes in the insurance and reinsurance markets outside of our control.

Results in our Risk Solutions segment have historically been affected by significant fluctuations arising from uncertainties and changes in the industries in which we operate. A significant portion of our revenue consists of commissions paid to us out of the premiums that insurers and reinsurers charge our clients for coverage. We have no control over premium rates, and our revenues and profitability are subject to change to the extent that premium rates fluctuate or trend in a particular direction. The potential for changes in premium rates is significant, due to pricing cyclicality in the commercial insurance and reinsurance markets.

In addition to movements in premium rates, our ability to generate premium- based commission revenue may be challenged by the growing availability of alternative methods for clients to meet their risk-protection needs. This trend includes a greater willingness on the part of corporations to “self-insure,” the use of so-called “captive” insurers, and the advent of capital markets-based solutions to traditional insurance and reinsurance needs.

Our results may be adversely affected by changes in the mode of compensation in the insurance industry.

Since the Attorney General of New York (“NYAG”) brought charges against one of our competitors in 2004, there has been uncertainty concerning longstanding methods of compensating insurance brokers. Soon after the NYAG brought those charges, we and certain other large insurance brokers announced that we would terminate contingent commission arrangements with underwriters and, during the period 2005 through 2008, we and three other large insurance brokers entered into agreements with a number of state attorneys general and insurance regulators in which we covenanted to refrain from taking contingent commissions. Many other insurance brokers, however, continued to enter into contingent commission arrangements, and regulators have not taken action consistently to end or prohibit such arrangements. In July 2008, New York regulators held hearings on potential rules relating to insurance producer compensation and disclosures. As a result of those hearings and public comments, New York regulators promulgated Regulation No. 194 in February 2010, which was effective January 1, 2011. Regulation No. 194 does not prohibit producers from accepting contingent commissions as compensation from insurers, but does obligate all insurance producers to abide by certain minimally prescribed uniform standards of compensation disclosure. Effective as of February 11, 2010, we entered into an amended and restated agreement (the “Amended Settlement Agreement”) with the Attorneys General of the States of New York, Illinois and Connecticut, the Director of the Division of Insurance, Illinois Department of Insurance, and the Superintendent of Insurance of the State of New York, which supersedes and replaces the earlier agreement with those regulators. The

Amended Settlement Agreement requires us, among other things, to provide, throughout the United States, compensation disclosure that complies, at a minimum, with the requirements of Regulation 194 or the provisions of the original settlement agreement with those regulators. The Amended Settlement Agreement also requires compliance with any rules, regulations or guidance issued by the attorneys general or insurance departments of Illinois, Connecticut and any other states in which we conduct business. The Amended Settlement Agreement does not prohibit us from accepting contingent compensation. Following the Amended Settlement Agreement, we also entered agreements with substantially similar agreements with the Departments of Insurance of thirty three states and Guam which also lifts the prohibition on the acceptance of contingent commissions and requires the compliance standards of the Amended Settlement Agreement.

Risks relating primarily to our HR Solutions segment

We may not realize all of the anticipated benefits of the acquisition of Hewitt or those benefits may take longer to realize than expected.

Our ability to realize the anticipated benefits of the acquisition of Hewitt will depend, to a large extent, on our ability to fully integrate the legacy Hewitt businesses into the Company. The acquisition and integration of a material company is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating Hewitt’s business practices and operations with ours. The integration process may disrupt the business of either or both of the companies and, if not implemented effectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating successfully Hewitt’s operations and our operations or otherwise to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, our activities and could seriously harm our results of operations and cash flows. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships, and diversion of management’s attention, and may cause our share price to decline. The difficulties of combining the operations of the companies include, among others:

•                                          managing a significantly larger company;

•                                          maintaining employee morale and retaining key management and other employees;

•                                          integrating two unique business cultures, which may prove to be incompatible;

•                                          the possibility of faulty assumptions underlying expectations regarding the integration process;

•                                          retaining existing clients and attracting new clients;

•                                          consolidating corporate information technology platforms and administrative infrastructures and eliminating duplicative operations;

•                                          the diversion of management’s attention from ongoing business concerns and performance shortfalls as a result of the diversion of management’s attention to the acquisition;

•                                          coordinating geographically separate organizations;

•                                          unanticipated issues in integrating information technology, communications and other systems;

•                                          unanticipated changes in applicable laws and regulations;

•                                          managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•                                          unforeseen expenses or delays associated with the acquisition.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and cash flows and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations. In addition, even if Hewitt’s operations are integrated successfully with our operations, we may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of our businesses. All of these factors could cause dilution to our earnings, decrease or delay the expected accretive effect of the acquisition, and cause a decrease in the price of our Class A Ordinary Shares. As a result, we cannot assure you that the acquisition of Hewitt will result in the realization of the full benefits anticipated from the transaction.

The profitability of our outsourcing and consulting engagements with clients may not meet our expectations due to unexpected costs, cost overruns, early contract terminations, unrealized assumptions used in our contract bidding process or the inability to maintain our prices.

In our HR Solutions segment, our profitability is a function of our ability to control our costs and improve our efficiency. As we adapt to change in our business, enter into new engagements, acquire additional businesses and take on new employees in new locations, we may not be able to manage our large, diverse and changing workforce, control our costs or improve our efficiency.

Most new outsourcing arrangements undergo an implementation process whereby our systems and processes are customized to match a client’s plans and programs. The cost of this process is estimated by us and often partially funded by our clients. If our actual implementation expense exceeds our estimate or if the ongoing service cost is greater than anticipated, the client contract may be less profitable than expected.

Even though outsourcing clients typically sign long-term contracts, these contracts may be terminated at any time, with or without cause, by our client upon 90 to 180 days written notice. Our outsourcing clients are generally required to pay a termination fee; however, this amount may not be sufficient to fully compensate us for the profit we would have received if the contract had not been cancelled. A client may choose to delay or terminate a current or anticipated project as a result of factors unrelated to our work product or progress, such as the business or financial condition of the client or general economic conditions. When any of our engagements are terminated, we may not be able to eliminate associated costs or redeploy the affected employees in a timely manner to minimize the impact on profitability. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could have an adverse effect on our profit margin.

Our profit margin, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the staffing costs for our personnel. Accordingly, if we are not able to maintain the rates we charge for our services or appropriately manage the staffing costs of our personnel, we may not be able to sustain our profit margin and our profitability will suffer. The prices we are able to charge for our services are affected by a number of factors, including competitive factors, cost of living adjustment provisions, the extent of ongoing clients’ perception of our ability to add value through our services and general economic conditions. Our profitability in providing HR BPO services is largely based on our ability to drive cost efficiencies during the term of our contracts for such services. If we cannot drive suitable cost efficiencies, our profit margins will suffer.

We might not be able to achieve the cost savings required to sustain and increase our profit margins in our HR Solutions business.

We provide our outsourcing services over long terms for variable or fixed fees that generally are less than our clients’ historical costs to provide for themselves the services we contract to deliver. Also, clients’ demand for cost reductions may increase over the term of the agreement. As a result, we bear the risk of increases in the cost of delivering HR outsourcing services to our clients, and our margins associated with particular contracts will depend on our ability to control our costs of performance under those contracts and meet our service commitments cost-effectively. Over time, some of our operating expenses will increase as we invest in additional infrastructure and implement new technologies to maintain our competitive position and meet our client service commitments. We must anticipate and respond to the dynamics of our industry and business by using quality systems, process management, improved asset utilization and effective supplier management tools. We must do this while continuing to grow our business so that our fixed costs are spread over an increasing revenue base. If we are not able to achieve this, our ability to sustain and increase profitability may be reduced.

Our accounting for our long-term outsourcing contracts requires using estimates and projections that may change over time. These changes may have a significant or adverse effect on our reported results of operations or financial condition.

Projecting contract profitability on the long-term outsourcing contracts in our HR Solutions business requires us to make assumptions and estimates of future contract results. All estimates are inherently uncertain and subject to change. In an effort to maintain appropriate estimates, we review each of our long-term outsourcing contracts, the related contract reserves and intangible assets on a regular basis. These assumptions and estimates involve the exercise of judgment and discretion, which may also evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Further, changes in assumptions, estimates or developments in the business or the application of accounting principles related to long-term outsourcing contracts may change our initial estimates of future contract results. Application of, and changes in, assumptions, estimates and policies may adversely affect our financial results.

We rely on third parties to provide services, and their failure to perform the service could do harm to our business.

As part of providing services to clients in our HR Solutions business, we rely on a number of third-party service providers. These providers include, but are not limited to, plan trustees and payroll service providers responsible for transferring funds to employees or on behalf of employees, and providers of data and information, such as software vendors, health plan providers, investment managers and investment advisers, that we work with to provide information to clients’ employees. Those providers also include providers of human resource functions such as recruiters and trainers employed by us in connection with our human resources business processing services delivered to our clients. Failure of third-party service providers to perform in a timely manner, particularly during periods of peak demand, could result in contractual or regulatory penalties, liability claims from clients and/or employees, damage to our reputation and harm to our business.

We rely heavily on our computing and communications infrastructure and the integrity of these systems in the delivery of human resources services for our HR Solutions clients, and our operational performance and revenue growth depends, in part, on the reliability and functionality of this infrastructure as a means of delivering human resources services.

The internet is a key mechanism for delivering our human resources services to our HR Solutions clients efficiently and cost effectively. Our clients may not be receptive to human resource services delivered over the internet due to concerns regarding transaction security, user privacy, the reliability and quality of internet service and other reasons. Our clients’ concerns may be heightened by the fact we use the internet to transmit extremely confidential information about our clients and their employees, such as compensation, medical information and other personally identifiable information. In order to maintain the level of security, service and reliability that our clients require, we may be required to make significant investments in our online methods of delivering human resources services. In addition, websites and proprietary online services have experienced service interruptions and other delays occurring throughout their infrastructure. The adoption of additional laws or regulations with respect to the internet may impede the efficiency of the internet as a medium of exchange of information and decrease the demand for our services. If we cannot use the internet effectively to deliver our services, our revenue growth and results of operation may be impaired.

We may lose client data as a result of major catastrophes and other similar problems that may materially adversely impact our operations. We have multiple processing centers around the world that use various commercial methods for disaster recovery capabilities. Our main data processing center is located near the Aon Hewitt headquarters in Lincolnshire, Illinois. In the event of a disaster, our business continuity may not be sufficient, and the data recovered may not be sufficient for the administration of our clients’ human resources programs and processes.

Risks Related to Our Reincorporation in the United Kingdom

The expected benefits of the reorganization may not be realized.

There can be no assurance that all of the goals of the reorganization will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors, analysts, and U.K. and U.S. taxing authorities.

While we expect that, as a result of the reorganization, we will benefit from the U.K. dividend exemption system for certain non-U.K. source dividends repatriated to the U.K. thereby increasing our financial flexibility, we cannot be assured that the benefits we expect will be realized. In particular, U.K. or U.S. tax authorities may challenge our application and/or interpretation of relevant tax laws, regulations or treaties, valuations and methodologies or other supporting documentation, and, if they are successful in doing so, we may not experience the level of benefits we anticipate; or, we may be subject to adverse tax consequences. Even if we are successful in maintaining our positions, we may incur significant expense in contesting positions asserted or claims made by tax authorities, which may reduce the anticipated level of benefits.

Our effective tax rates and the benefits described herein are also subject to a variety of other factors, many of which are beyond our ability to control, such as changes in the rate of economic growth in the U.K. and the U.S., the financial performance of our business in various jurisdictions, currency exchange rate fluctuations (especially as between the British pound and the U.S. dollar), and significant changes in trade, monetary or fiscal policies of the U.K. or the U.S., including changes in interest rates. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be (and, in fact, often seem to be) interrelated, and the impact to us of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

Aon UK may be treated as a U.S. corporation for U.S. federal tax purposes following the merger.

Generally for U.S. federal tax purposes, a corporation is considered a tax resident in the place of its incorporation. Because Aon UK is incorporated under U.K. law, it should be a U.K. corporation and a U.K. tax resident under these general rules. However, Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) generally provides that a corporation organized outside the U.S. which acquires substantially all of the assets of a corporation organized in the U.S. will be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal tax purposes if former shareholders of the acquired U.S. corporation own at least 80 percent (of either the voting power or the value) of the stock of the acquiring foreign corporation after the acquisition and the expanded affiliated group does not have “substantial business activities” in the country in which the acquiring foreign corporation is organized. Pursuant to the merger, Aon UK acquired directly or indirectly all of Aon Corporation’s assets, and after the merger former Aon Corporation stockholders hold 100 percent of Aon UK by reason of their stock ownership of Aon Corporation. As a result, the Aon UK expanded affiliated group must have substantial business activities in the U.K. after the merger in order for Aon UK not to be treated as a U.S. corporation for U.S. federal tax purposes under Section 7874. There is no “safe harbor” or other guidance that confirms whether an expanded affiliated group’s business activities in a country of incorporation are deemed to be substantial. Therefore, it is possible that the Internal Revenue Service (“IRS”) could interpret the Section 7874 “anti-inversion” rules so as to treat Aon UK as a U.S. corporation after the consummation of the merger and that such an IRS position would be sustained in litigation. Moreover, the United States Congress, the IRS, the United Kingdom Parliament or U.K. tax authorities may enact new statutory or regulatory provisions that could adversely affect Aon UK’s status as a non-U.S. corporation or otherwise adversely affect Aon UK’s anticipated global tax position following the merger and any subsequent actions. Retroactive statutory or regulatory actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive application to Aon UK, the merger or any subsequent actions.

Although we believe Aon UK should not be treated as a U.S. corporation for U.S. federal tax purposes under Section 7874, there is no certainty that the IRS will not assert a contrary position, in which case, we could become involved in a tax controversy with the IRS regarding possible additional U.S. tax liability. If we are unsuccessful in resolving any such tax controversy in our favor, we would likely not realize the tax savings we expect to achieve through reorganization.

HM. Revenue and Customs (“HMRC”) may disagree with our conclusions on the U.K. tax treatment of the merger, or relevant U.K. legislation may be subject to change.

We have obtained a ruling from HMRC in respect of the stamp duty and Stamp Duty Reserve Tax (“SDRT”) consequences of the merger and as a result believe that we have satisfied all stamp duty and SDRT payment and filing obligations in connection with the issuance of Class A Ordinary Shares issuable in connection with the merger.

We have also obtained a ruling from HMRC that, following the merger, the “temporary period exemption” from the U.K.’s controlled foreign company rules will apply such that, subject to certain conditions and limitations based on our facts and circumstances, Aon UK will not be subject to tax on the profits of any controlled company that is resident in a foreign jurisdiction under the controlled foreign company (“CFC”) rules until 24 months after the end of the accounting period in which the merger occurs, subject to any changes of legislation. On March 29, 2012, the U.K. Government published the Finance (No 4) Bill, which proposed major reforms to the CFC rules for accounting periods beginning on or after January 1, 2013. The proposed transitional rules would preserve the temporary period exemption for exempt periods beginning before the new rules come into force. While HMRC cannot provide any assurance in respect of the application of legislation that has not been enacted, we are of the view based on the Government’s proposals and published draft legislation that the new CFC rules should not have a material adverse effect on Aon UK’s tax treatment in the U.K. if enacted in their current form. However, to the extent that the Finance (No 4) Bill is enacted in a form different to that currently proposed, this may result in additional corporation tax liabilities becoming payable following implementation of the revised legislation.

Further, if HMRC disagrees with our view of any issues in respect of which no ruling has been obtained, it may take the position that material U.K. corporation tax or SDRT liabilities or amounts on account thereof are payable by any one or more of these companies as a result of the reorganization, in which case we expect that we would contest such assessment. To contest such assessment, we may be required to remit cash or provide security of the amount in dispute, or such lesser amount as permitted under U.K. law and acceptable to HMRC, to prevent HMRC from seeking enforcement actions pending the dispute of such assessment. If we were unsuccessful in disputing the assessment, the implications could be materially adverse to us. To the extent that HMRC has not provided (and we have not requested) a ruling on the U.K. tax aspects of the merger, there can be no assurance that HMRC will agree with our interpretation of the U.K. tax aspects of the merger or any related matters associated therewith.

Aon UK’s net income and cash flow would be reduced if Aon UK becomes subject to U.S. corporate income tax.

Aon UK and other non-U.S. Aon UK affiliates will conduct their operations in a manner intended to ensure that Aon UK and its non-U.S. affiliates do not engage in the conduct of a U.S. trade or business. However, (and on the assumption that Aon UK is not treated as a U.S. corporation by virtue of Code Section 7874 described above) if Aon UK or any of its non-U.S. affiliates is or are engaged in a trade or business in the U.S., Aon UK or such non-U.S. affiliates would be required to pay U.S. corporate income tax on income that is subject to the taxing jurisdiction of the U.S. If this occurs, our results of operations may be adversely affected. In any event, Aon Delaware and any U.S. subsidiaries will be subject to U.S. corporate income tax on any worldwide income of any such U.S. company, and Aon Delaware’s foreign subsidiaries may be subject to U.S. corporate income tax on income that is effectively connected with the conduct of a U.S. trade or business.

The merger may not allow us to maintain a competitive global tax rate.

We believe that the merger should significantly improve our ability to maintain a competitive global tax rate because the U.K. has implemented a dividend exemption system that generally does not subject non-U.K. earnings to U.K. tax when such earnings are repatriated to the U.K. in the form of dividends from non-U.K. subsidiaries. This should allow the Company to optimize its capital allocation and deploy efficient fiscal structures. However, we cannot provide any assurances as to what our global tax rate will be after the merger because of, among other things, uncertainty regarding the nature and extent of our business activities in any particular jurisdiction in the future and the tax laws of such jurisdictions, as well as changes in U.S. and other tax laws, treaties and regulations. Our actual global tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of the U.K. and other jurisdictions could change in the future, and such changes could cause a material change in our global tax rate.

We also could be subject to future audits conducted by foreign and domestic tax authorities, and the resolution of such audits could impact our tax rate in future periods, as would any reclassification or other matter (such as changes in applicable accounting rules) that increases the amounts we have provided for income taxes in our Consolidated Financial Statements. There can be no assurance that we would be successful in attempting to mitigate the adverse impacts resulting from any changes in law, audits and other matters. Our inability to mitigate the negative consequences of any changes in the law, audits and other matters could cause our global tax rate to increase and our results of operations to suffer.

The IRS may disagree with our conclusions on tax treatment of the merger.

We expect that the merger will not result in any material U.S. federal income tax liability to Aon Delaware or Aon UK. However, the IRS may disagree with our assessments of the effects or interpretation of the tax laws, treaties or regulations or their enforcement with respect to the merger. Nevertheless, even if our conclusions on the U.S. tax treatment of the merger to Aon Delaware and Aon UK do not ultimately prevail, we do not believe that a contrary treatment of the merger by the IRS would result in a material increase in U.S. taxes compared to our pre-merger U.S. tax position. In this event, however, we may not realize the expected tax benefits of the merger and our results of operations may be adversely affected in comparison to what they would have been if our conclusions had ultimately prevailed.

Negative publicity resulting from the merger could adversely affect our business and our share price.

Foreign reincorporations that have been undertaken by other companies have generated significant press coverage, much of which has been negative. In such situations, press coverage has been particularly negative where a company undertaking a proposed reincorporation has a historical connection to a particular U.S. locality or geographic region. Although Aon Delaware has grown around the world to be a global leader in many of its businesses and has significant history in the U.K., Aon Delaware was founded in, and has historically been connected to, the Chicago, Illinois area.

Negative publicity generated by the merger could cause our colleagues, particularly those in the United States, generally, and the Chicago area, in particular, to perceive uncertainty regarding future opportunities available to them. In addition, negative publicity could cause some of our clients to be reluctant to do business with us. Either of these events could have a significant adverse impact on our business. Negative publicity could also cause some of our shareholders to sell our shares or decrease the demand for new investors to purchase our shares, which could have an adverse impact on our shares price.

As a result of increased shareholder approval requirements, we have less flexibility as an English public limited company than as a Delaware corporation with respect to certain aspects of capital management.

Under Delaware law, directors may generally issue, without further shareholder approval, any shares authorized in a company’s certificate of incorporation that are not already issued or reserved. Delaware law also provides substantial flexibility in establishing the terms of preferred shares. However, English law provides that a board of directors may only allot shares with the prior authorization of shareholders, such authorization being up to the aggregate nominal amount of shares and for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. This authorization would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). The articles of association that apply to Aon UK authorize the allotment of additional shares, and renewal of such authorization for additional five year terms may be sought more frequently.

English law also generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution; in either case, this exclusion would need to be renewed upon its expiration (i.e., at least every five years). The articles of association that apply to Aon UK exclude preemptive rights, and renewal of such exclusion for additional five year terms may be sought more frequently.

English law also generally prohibits a company from repurchasing its own shares by way of “off market purchases” without the prior approval of 75 percent of shareholders by special resolution. Such approval lasts for a maximum period of up to five years. English law prohibits Aon UK from conducting “on market purchases” as its shares will not be traded on a recognized investment exchange in the U.K. Special resolutions were adopted to permit “off market purchases” prior to the effective time of the merger. These special resolutions will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five year terms.

English law requires that we meet certain additional financial requirements before we declare dividends and repurchase shares following the merger.

Under English law, Aon UK is only able to declare dividends, make distributions or repurchase shares out of “distributable reserves.” “Distributable reserves” are a company’s accumulated, realized profits, so far as not previously used by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. Aon UK does not have “distributable reserves.” Prior to the effective time of the merger, Aon Delaware passed a resolution to reduce the capital of Aon UK to allow the creation of distributable reserves following the merger. We will seek to obtain the approval of the English Companies Court through a customary process, which is required for the creation of distributable reserves to be effective, as soon as practicable following the transaction. The approval of the English Companies Court is expected to be received within four weeks after the completion of the merger. If that approval is received, it would be expected that Aon UK will have “distributable reserves” in an amount sufficient to continue paying quarterly dividends and to repurchase shares in line with the current anticipated schedule for the foreseeable future.

The enforcement of civil liabilities against Aon UK may be more difficult.

Because Aon UK is a public limited company incorporated under English law, investors could experience more difficulty enforcing judgments obtained against Aon UK in U.S. courts than would have been the case for U.S. judgments obtained against Aon Delaware. In addition, it may be more difficult (or impossible) to bring some types of claims against Aon UK in courts in England than it would be to bring similar claims against a U.S. company in a U.S. court.

The market for Class A Ordinary Shares may differ from the current market for Aon Delaware shares.

Although the Class A Ordinary Shares are authorized for listing on the NYSE under the symbol “AON,” which is the same symbol under which shares of Aon Delaware were listed, the market prices, trading volume and volatility of the Class A Ordinary Shares could be different from those of the Aon Delaware shares.

Transfers of the Class A Ordinary Shares may be subject to stamp duty or SDRT in the U.K., which would increase the cost of dealing in the Class A Ordinary Shares as compared to the Aon Delaware shares.

Stamp duty and/or SDRT are imposed in the U.K. on certain transfers of chargeable securities (which include shares in companies incorporated in the U.K.) at a rate of 0.5 percent of the consideration paid for the transfer. Certain issues or transfers of shares to depositaries or into clearance systems are charged at a higher rate of 1.5 percent.

You are strongly encouraged to hold your Class A Ordinary Shares in book entry form through the facilities of DTC. Transfers of shares held in book entry form through DTC will not attract a charge to stamp duty or SDRT in the U.K. A transfer of title in the shares from within the DTC system out of DTC and any subsequent transfers that occur entirely outside the DTC system will attract a charge to stamp duty at a rate of 0.5 percent of any consideration, which is payable by the transferee of the shares. Any such duty must be paid (and the relevant transfer document stamped by HMRC) before the transfer can be registered in the books of Aon UK. If those shares are redeposited into DTC, the redeposit will attract stamp duty or SDRT at a rate of 1.5 percent of the value of the shares.

Aon UK has put in place arrangements to require that shares held in certificated form cannot be transferred into the DTC system until the transferor of the shares has first delivered the shares to a depository specified by Aon UK so that SDRT may be collected in connection with the initial delivery to the depository. Any such shares will be evidenced by a receipt issued by the depository. Before the transfer can be registered in the books of Aon UK, the transferor will also be required to put in the depository funds to settle the resultant liability to SDRT, which will be charged at a rate of 1.5 percent of the value of the shares.

SDRT may be imposed upon Aon UK upon the issue of shares in settlement of equity based awards under our stock or share incentive plans. This could increase our costs to continue such plans as currently designed and utilized. SDRT may also be imposed on other future issuances of our shares, increasing the costs of engaging in those transactions. Aon UK has put in place arrangements to pay any stamp duty or SDRT before transferring the newly issued shares to DTC, thereby enabling future issuances of Class A Ordinary Shares to be transferred into the DTC system without incurring further SDRT or stamp duty.

The enforceability of the 1.5 percent charge is in doubt and is the subject of ongoing litigation following the decision of the European Court of Justice in HSBC Holdings plc, Vidacos Nominees Ltd v HMRC Case C-569/07.  More recently, the First Tier Tribunal (Tax Chamber) in HSBC Holdings plc, The Bank of New York Mellon Corporation v HMRC 2012 UKFTT 163 (TC) has held that the SDRT charge on the issue of shares into non-EU depositary receipt or clearance systems is unenforceable by virtue of European law, as a result of which it is understood that HMRC is no longer enforcing payment of SDRT on such issuances.  This decision may, however, be subject to an appeal, and is possible that the Tribunal’s decision on this point would not be upheld by the higher tribunals and courts.  If the Tribunal’s decision were to be reversed on appeal, any SDRT that had not been paid in respect of share issuances on the basis of the First Tier Tribunal’s decision would need to be remitted to HMRC together with interest for late payment.  It is also possible that the U.K. government may change the law in relation to stamp duty and SDRT in response to this litigation, and that this would have a material effect on the cost of dealing in the Aon UK shares.

If the Class A Ordinary Shares are not eligible for continued deposit and clearing within the facilities of DTC, then transactions in our securities may be disrupted.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. We believe that prior to the merger approximately 99% of the outstanding shares of common stock of Aon Delaware were held within the DTC system. The Class A Ordinary Shares of Aon UK are, at present, eligible for deposit and clearing within the DTC system. However, while we are aware of a number of U.K. companies whose ordinary shares trade in the United States in the form of American Depository Receipts, we are not aware of any other U.K. company whose ordinary shares are directly traded on a U.S. securities exchange and are cleared through the DTC system. We believe that this is, in part, a result of concern on the part of DTC regarding its potential liability for stamp duty and/or SDRT in connection with transactions in ordinary shares of U.K. companies. In connection with the closing of the merger, we entered into arrangements with DTC whereby we agreed to indemnify DTC for any stamp duty and/or SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for our Class A Ordinary Shares. In addition, we have obtained a ruling from HMRC in respect of the stamp duty and SDRT consequences of the reorganization, and SDRT has been paid in accordance with the terms of this ruling in respect of the deposit of Class A Ordinary Shares with EES. DTC will generally have discretion to cease to act as a depository and clearing agency for the Class A Ordinary Shares. If DTC determines at any time after the consummation of the merger that the Class A Ordinary Shares are not eligible for continued deposit and clearance within its facilities, then we believe the Class A Ordinary Shares would not be eligible for continued listing on a U.S. securities exchange or inclusion in the S&P 500 and trading in the Class A Ordinary Shares would be disrupted. While we would pursue alternative arrangements to preserve our listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Class A Ordinary Shares.

We expect to incur transaction costs in connection with the completion of the reorganization.

We plan to examine various potential transactions for the further repositioning of the organizational structure of Aon and certain of its subsidiaries. We refer to these activities and transactions as “subsequent actions.” Aon could recognize gain, and be subject to U.S. federal income tax on any such gain, as a result of one or more of these transactions. The amount of income taxes incurred in connection with any transactions will depend on a number of factors. Based on information currently available, we do not expect any transactions to have a significant impact on our reported income tax expense.

We are also reevaluating the ability to realize our deferred tax assets related to U.S. operations under our new Aon UK corporate structure and we may recognize a non-cash, deferred tax expense upon the conclusion of this evaluation. Based on information currently available, we do not expect the additional deferred tax expense, if any, to be significant.

The reorganization will result in additional ongoing costs to us.

The reorganization will result in an increase in some of our ongoing expenses and require us to incur some new expenses. Some costs, including those related to employees in our U.K. offices and holding board meetings in the U.K., are expected to be higher than would be the case if our principal executive offices were not relocated to the U.K.. We also expect to incur new expenses, including professional fees and SDRT in connection with settlement of equity-based awards under our stock or share incentive plans, to comply with U.K. corporate and tax laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of the Class A Ordinary Shares, pursuant to this prospectus. All proceeds from the sale of the Class A Ordinary Shares pursuant to this prospectus will be made for the account of Gregory C. Case (the “Selling Stockholder”), as described below.

SELLING STOCKHOLDER

The following table sets forth the name and relationship to Aon of the Selling Stockholder, and the information with respect to the number of Class A Ordinary Shares beneficially owned by the Selling Stockholder and as adjusted to give effect to the sale of the shares that may be offered pursuant to this prospectus. Because the Selling Stockholder may from time to time offer all or some of the shares pursuant to this offering or may otherwise acquire or dispose of shares held by him, we cannot estimate the number of the shares that will be held by the Selling Stockholder after completion of this offering. However, for purposes of the table below, we have assumed that (i) after completion of this offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the Selling Stockholder and (ii) the Selling Stockholder continues to beneficially own the same number of shares that he beneficially owned prior to this offering, less the number of shares sold in the offering.

Name of Selling Stockholder	Relationship to Aon UK Since January 2009	Number of Shares Owned Prior to this Offering	Number of Shares Being Offered		Number of Shares Owned After this Offering

Gregory C. Case	President and Chief Executive Officer(1)	1,890,400	125,000	(2)	1,765,400

(1) The Selling Stockholder’s employment with Aon commenced in April of 2005.  Prior to his appointment as President and Chief Executive Officer of Aon UK on April 2, 2012, he was the President and Chief Executive Officer and a director of Aon Corporation, the predecessor of Aon UK.  The Selling Stockholder is also a director of Aon UK.

(2) Of the 125,000 Class A Ordinary Shares underlying the restricted stock unit award, all shares have vested pursuant to such award as of the date of this prospectus.

Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional Class A Ordinary Shares which become issuable in connection with the shares identified in the table above through any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding Class A Ordinary Shares.

As of April 2, 2012, there were 326,415,020 Class A Ordinary Shares issued and outstanding.

PLAN OF DISTRIBUTION

As used in this prospectus, “Selling Stockholder” includes the Selling Stockholder named above and his donees, pledgees, transferees or other successors in interest selling shares received from named Selling Stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. We have been advised that the Selling Stockholder may effect sales of the Class A Ordinary Shares directly, or indirectly by or through underwriters, agents or broker-dealers, and that the Class A Ordinary Shares may be sold by one or a combination of several of the following methods:

•                  one or more block transactions, in which the broker or dealer so engaged will attempt to sell the Class A Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•                  purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•                  ordinary brokerage transactions or transactions in which a broker solicits purchases;

•                  on the New York Stock Exchange or on any other national securities exchange or quotation service on which our Class A Ordinary Shares may be listed or quoted at the time of the sale;

•                  in the over-the-counter market;

•                  through the writing of options, whether the options are listed on an options exchange or otherwise;

•                  through distributions to creditors and equity holders of the Selling Stockholder; or

•                  any combination of the foregoing, or any other available means allowable under applicable law.

We will bear all costs, expenses and fees in connection with the registration and sale of the Class A Ordinary Shares covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our Class A Ordinary Shares covered hereby. The Selling Stockholder will bear all commissions and discounts, if any, attributable to sales of the shares. The Selling Stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholder may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares he is allowed to sell under this prospectus. The Selling Stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The Selling Stockholder may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The Selling Stockholder may sell his shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

Additionally, the Selling Stockholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholder also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

The Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholder or borrowed from the Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in the resales.

In connection with sales of our Class A Ordinary Shares covered hereby, the Selling Stockholder and any broker-dealers or agents and any other participating broker-dealers who execute sales for the Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act. Accordingly, any profits realized by the Selling Stockholder and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements. In addition, any shares of the Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholder will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Class A Ordinary Shares by the Selling Stockholder. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of the Selling Stockholder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

LEGAL MATTERS

The validity of the issuance of shares of the Class A Ordinary Shares offered by this prospectus will be passed upon for us by Freshfields Bruckhaus Deringer LLP.

EXPERTS

The consolidated financial statements of Aon Corporation appearing in Aon Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein) and Aon management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Aon Delaware, or by Aon UK as successor issuer, with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•                  Aon Delaware’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 24, 2012;

•                  Aon Delaware’s Current Reports on Form 8-K (other than for information furnished rather than filed) with the Commission on January 13, 2012, January 23, 2012, January 26, 2012, February 14, 2012, March 12, 2012, March 14, 2012, March 19, 2012, March 21, 2012, March 30, 2012 and March 30, 2012;

•                  Aon UK’s Current Report on Form 8-K (other than for information furnished rather than filed) with the Commission on April 2, 2012; and

•                  The description of the Common Stock contained in Item 12 of the Registration Statement on Form 10 filed by Aon Delaware with the SEC on February 19, 1980 (when Aon Delaware was known as Combined International Corporation), and any amendment or report which Aon Delaware or Aon UK has filed (or Aon UK will file after the date of this Registration Statement and prior to the termination of this offering) for the purpose of updating such description, including Aon UK’s Current Report on Form 8-K dated April 2, 2012.

Each document filed by Aon UK pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Aon UK is currently a public limited company incorporated under the law of England and Wales.  Chapter 7 of Part 10 of the U.K. Companies Act of 2006 (the “Companies Act”) contains provisions protecting directors from liability.  All statutory references in this Item 6 are to the Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes similar provisions in respect of indemnities provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

(a)  liability insurance within Section 233;

(b)  qualifying third-party indemnity provisions falling within Section 234; and

(c)  qualifying pension scheme indemnity provisions falling within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for Aon UK to provide an indemnity against liability incurred by a director to someone other than Aon UK or an associated company.  Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings or an unsuccessful defense of civil proceedings brought by the company or an associated company or in connection with an application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the Companies Act.

Section 235 allows Aon UK to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme. In the circumstances, this is not relevant to the directors of Aon UK.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

To the extent permitted by the Companies Act (as amended from time to time) and without prejudice to any indemnity to which any person may otherwise be entitled, Aon UK’s articles of association (the “Articles”) provide for indemnification to the fullest extent permitted under law. Under the Articles, any expansion of the protection afforded to every director or other officer of Aon UK (other than any person (whether an officer or not) engaged by Aon UK as auditor) by the Companies Act will automatically extend to Aon UK’s directors or other officers of Aon UK (other than any person (whether an officer or not) engaged by Aon UK as auditor).

Where a person is indemnified against any liability in accordance with this Item 6, such indemnity shall extend, to the extent permitted by the Companies Act, to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

In addition, to the fullest extent permitted by law and without prejudice to any other indemnity to which the director may otherwise be entitled, Aon UK has entered into and, in the future, will enter into deeds of indemnity with its directors and officers. Under the deeds of indemnity, Aon UK will indemnify its directors and officers to the fullest extent permitted or authorized by the Companies Act, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification.

The directors of Aon UK will also be entitled to cover pursuant to the Aon group’s directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed.

The 125,000 Class A Ordinary Shares being offered under the reoffer prospectus were exempt from registration under the Securities Act as a transaction not involving any public offering.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Articles of Association of Aon plc (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012)

4.2

Employment Agreement dated April 4, 2005 between Aon and Gregory C. Case (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Aon Corporation for the quarter ended March 31, 2005).

4.3	Master Amendment to Remaining Plans (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

4.4	Deed of Assumption (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

5.1	Opinion of Freshfields Bruckhaus Deringer LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9.  Undertakings.

(a)          The undersigned registrant hereby undertakes:

1.               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i).           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii).          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii).         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

1.               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 2, 2012.

Aon plc

By:	/s/ Ram Padmanabhan
Ram Padmanabhan
Vice President, Chief Counsel — Corporate and
Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	April 2, 2012
Gregory C. Case

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 2, 2012
Christa Davies

*	Senior Vice President and Global Controller (Principal Accounting Officer)	April 2, 2012
Laurel Meissner

*	Director	April 2, 2012
Lester B. Knight

*	Director	April 2, 2012
Edgar D. Jannotta

*	Director	April 2, 2012
Jan Kalff

*	Director	April 2, 2012
R. Eden Martin

*		Director	April 2, 2012
J. Michael Losh

*		Director	April 2, 2012
Robert S. Morrison

*		Director	April 2, 2012
Richard C. Notebaert

*		Director	April 2, 2012
Richard B. Myers

*		Director	April 2, 2012
Gloria Santona

*		Director	April 2, 2012
John W. Rogers, Jr.

*		Director	April 2, 2012
Fulvio Conti

*		Director	April 2, 2012
Carolyn Y. Woo

*		Director	April 2, 2012
Cheryl A. Francis

*By:	/s/ Ram Padmanabhan
Ram Padmanabhan
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Association of Aon plc (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012)

4.2

Employment Agreement dated April 4, 2005 between Aon and Gregory C. Case (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Aon Corporation for the quarter ended March 31, 2005).

4.3	Master Amendment to Remaining Plans (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

4.4	Deed of Assumption (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by Aon plc on April 2, 2012).

5.1	Opinion of Freshfields Bruckhaus Deringer LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.